Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Jonathan Edwards
Investor Relations
+1-412-434-3466
jonathanedwards@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2023 financial results
•Fourth quarter highlights include:
◦Record fourth quarter net sales of $4.4 billion
◦Net sales up 4% year over year (YOY), including organic sales growth of 1%
◦Quarterly earnings per diluted share (EPS) of $0.38 and adjusted EPS of $1.53
◦Further progress on margin recovery; segment margin up 260 basis points YOY
◦Share repurchases of $100 million

•Full-year 2023 highlights include:
◦Record sales of $18.2 billion; aided by 3% organic sales growth
◦EPS of $5.35 and record adjusted EPS of $7.67
◦Record operating cash flow of over $2.4 billion; up more than $1.4 billion YOY

PITTSBURGH, January 18, 2024 – PPG (NYSE: PPG) today reported financial results for the fourth quarter 2023.

Fourth Quarter Consolidated Results

$ in millions, except EPS	4Q 2023	4Q 2022	YOY change
Net sales	$4,350	$4,185	+4%
Net income	$90	$238	-62%
Adjusted net income(a)	$363	$286	+27%
EPS	$0.38	$1.01	-62%
Adjusted EPS(a)	$1.53	$1.22	+25%
(a) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter and 2023:

Capping off a record year, the PPG team delivered solid year-over-year sales growth, strong adjusted earnings growth and record operating cash flow. The breadth and diversity of our business portfolio was a key driver to our record fourth quarter performance, as we benefited from solid volume growth in China, demand stabilization in Europe and continued growth in several key end-use markets such as aerospace, automotive original equipment manufacturer (OEM) and protective coatings.

We made strong progress on returning to our historic segment margin profile while delivering segment earnings growth of 30% and an aggregate segment margin improvement of 260 basis points, marking the fifth consecutive quarter of year-over-year margin improvement. Additionally, our earnings growth and working capital management resulted in strong cash generation in the quarter and record operating cash flow of over $2.4 billion for the year. We ended the year with a strong balance sheet that, coupled with our legacy of solid cash flow, provides us with shareholder value creation opportunities going forward.

Looking at the full year, in addition to our record financial performance, we successfully implemented various strategic initiatives to strengthen the company, including key actions to position PPG for higher organic growth. We also executed on our ongoing portfolio review leading to the divestitures of both our European and Australian Traffic Solutions businesses and the recently announced strategic alternatives review of the silicas products business. Finally, we have continued our heritage of rewarding our shareholders with our 124th consecutive year of dividend payments, including 52 consecutive years of dividend increases.

Looking ahead, while global industrial production remains at low absolute levels, we expect that demand for our businesses in China will continue to improve. In Europe, we believe that economic activity will stabilize in 2024 at current levels. In the U.S., we anticipate that economic conditions will remain subdued during the first half of 2024, and in Mexico, which is now our second largest country in terms of total net sales, we expect strong momentum to continue. From a PPG perspective, we plan to deliver volume growth in 2024 by executing on our key strategic growth initiatives and fully capitalizing on continued demand in several areas, including aerospace and Mexico, which will also benefit from cross-selling initiatives through our concessionaire network.

We are laser focused on maintaining the unwavering support of our customers as we leverage our strong brands and provide technology-advantaged products and solutions that enhance their productivity and sustainability. We aim to build on our strong 2023 financial performance by continuing our growth and value creation in 2024 for the benefit of all stakeholders. Finally, I want to thank our more than 50,000 employees around the world for “making it happen” in 2023 and positioning us for growth in 2024.

Fourth Quarter 2023 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	4Q 2023	4Q 2022	YOY change
Net sales	$2,615	$2,490	+5%
Segment income	$325	$272	+19%
Segment income %	12.4%	10.9%
Sales volumes			-1%
Selling prices			+3%
Foreign currency translation			+3%

Performance Coatings net sales increased 5%, led by higher selling prices and favorable foreign currency translation.

Sales of PPG’s technology-advantaged aerospace products remained strong, as the business delivered mid-teen percentage organic sales growth year over year. Protective and marine coatings delivered mid-single-digit percentage organic sales growth driven by strong volume growth in the U.S. and Europe. Automotive refinish coatings organic sales grew by a low single-digit percentage, aided by growth in Europe and Asia. In the architectural coatings Americas and Asia-Pacific business, organic sales decreased a low single-digit percentage. Architectural coatings in Mexico delivered another strong quarter, as we continue to benefit from a growing Mexican economy and our excellent Comex brand. U.S. and Canada architectural coatings sales were lower, as growth in the professional contractor channel was more than offset by continuing softness in do-it-yourself demand. Organic sales for architectural coatings in the EMEA region were down by a low single-digit percentage, as the benefit of higher prices was more than offset by lower but moderating volumes.

Segment income increased by 19% versus the prior year primarily due to higher selling prices and moderating input costs. Segment operating margins improved by 150 basis points year over year.

Industrial Coatings segment

$ in millions	4Q 2023	4Q 2022	YOY change
Net sales	$1,735	$1,695	+2%
Segment income	$230	$155	+48%
Segment income %	13.3%	9.1%
Sales volumes			0%
Selling prices			0%
Foreign currency translation			+2%

Industrial Coatings segment net sales were higher compared to the fourth quarter 2022 aided by favorable foreign currency translation.

Automotive OEM coatings organic sales increased by a mid-single-digit percentage with higher selling prices in all regions and higher aggregate sales volumes led by our market share gains in the Asia-Pacific region and Mexico. Offsetting this sales volume growth was lower global industrial activity which resulted in softer demand in all other businesses in the segment. Industrial coatings organic sales declined by a mid-single-digit percentage with lower volumes in most sub-segments. As expected, packaging coatings organic sales were down a low single-digit percentage driven by softer customer demand in Europe and Latin America partially offset by strong growth in the U.S. and the Asia-Pacific region.

Segment income was higher than the prior year by $75 million, or 48%, primarily due to input costs moderating from historically high levels and improving manufacturing performance. Segment margins improved by 420 basis points compared to the fourth quarter 2022.

Full-Year 2023 Financial Results

$ in millions	4Q 2023	4Q 2022	YOY change
Net sales	$18,246	$17,652	+3%
Net income(a)	$1,270	$1,028	+24%
Adjusted net income(a)(b)	$1,822	$1,436	+27%
EPS(a)	$5.35	$4.33	+24%
Adjusted EPS(a)(b)	$7.67	$6.05	+27%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Record full-year 2023 net sales were approximately $18.2 billion, up about 3% versus the prior year. Organic sales were higher by 3% driven by higher selling prices. Adjusted EPS was also a record, increasing 27% due to higher selling prices, moderating input costs, structural cost savings and favorable foreign-currency translation, partially offset by lower sales volumes. Ending the year, input costs and inventory levels remain above historical levels.

In 2023, the company paid approximately $600 million in dividends. Capital expenditures totaled about $550 million. The company repurchased $100 million of stock in the fourth quarter and had about $1 billion remaining on its current share repurchase authorization at the end of 2023.

Additional Financial Information
•Fourth quarter reported EPS included a non-cash charge of $0.67 reflecting goodwill impairment for the Traffic Solutions business. The fair value of the Traffic Solutions business decreased primarily due to an increase in the weighted cost of capital (discount rate) assumption reflecting the current interest rate environment.

•Corporate expenses were $100 million in the fourth quarter, higher than the prior year primarily due to increased performance and shareholder return-based incentive compensation along with non-cash pension expense.
•The reported and adjusted effective tax rates were 46.4% and 22.0%, respectively, in the fourth quarter. The reported rate was impacted by the fourth quarter non-cash charge for impairment and certain other charges, for which there was not a tax benefit.
•Net interest expense of $13 million was below the company’s expectation at the outset of the quarter due to the early repayment of a term loan and stronger than expected cash generation.
•At quarter end, the company had cash and short-term investments totaling nearly $1.6 billion. Net debt was $4.5 billion, which is about $1.2 billion lower compared to the prior-year fourth quarter.

Outlook
The company today reported the following projections for the first quarter and full year 2024 based on current global economic activity, soft industrial production, demand stabilization in Europe, continued growth in Mexico and demand improvement in China.

Outlook	1Q 2024	FY 2024

Adjusted EPS	$1.80 - $1.87 per share	$8.34 - $8.59 per share
The effective tax rate for the first quarter 2024 is expected to be between 24.0% to 25.0%, higher than prior year including the impact of several regional tax rate increases and the expected mix of country-specific earnings.

Additional information related to 2024 financial projections are available in the detailed commentary and associated presentation slides related to the fourth quarter financial information which are posted within the investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $18.2 billion in 2023. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, January 18. The company will hold a conference call to review its fourth quarter 2023 financial performance on January 19, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=38e62f00&confId=58856. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available January 19, beginning at approximately 11:00 a.m. ET, through February 2, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 676198. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, January 16, 2025.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the effects on our business of COVID-19, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2022 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 18, 2024, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of first quarter and full-year 2024 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2023		Fourth Quarter 2022
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$90	$0.38	$238	$1.01
Acquisition-related amortization expense	30	0.13	31	0.13
Business restructuring-related costs, net(b)	13	0.05	6	0.03
Impairment and other related charges, net(c)	160	0.67	11	0.05
Portfolio optimization(d)	28	0.12	—	—
Environmental remediation charges(e)	23	0.10	—	—
Argentina currency devaluation losses(f)	24	0.10	—	—
Insurance recoveries(g)	(5)	(0.02)	—	—
Adjusted net income from continuing operations, excluding certain items	$363	$1.53	$286	$1.22

	Full Year 2023		Full Year 2022
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,270	$5.35	$1,028	$4.33
Acquisition-related amortization expense	121	0.51	126	0.53
Business restructuring-related costs, net(b)	34	0.14	56	0.24
Impairment and other related charges, net(c)	160	0.67	214	0.90
Portfolio optimization(d)	58	0.24	12	0.05
Environmental remediation charges(e)	23	0.10	—	—
Argentina currency devaluation losses(f)	24	0.10	—	—
Insurance recoveries(g)	(12)	(0.05)	—	—
Pension settlement charge(h)	144	0.61	—	—
Adjusted net income from continuing operations, excluding certain items	$1,822	$7.67	$1,436	$6.05

	Fourth Quarter 2023			Fourth Quarter 2022
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$192	$89	46.4%	$319	$73	22.9%
Acquisition-related amortization expense	40	10	25.0%	41	10	24.4%
Business restructuring-related costs, net(b)	16	3	18.8%	8	2	29.7%
Impairment and other related charges, net(c)	160	—	—%	15	4	24.7%
Portfolio optimization(d)	31	3	9.7%	—	—	—%
Environmental remediation charges(e)	30	7	23.3%	—	—	—%
Argentina currency devaluation losses(f)	20	(4)	(20.0%)	—	—	—%
Insurance recoveries(g)	(7)	(2)	28.6%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$482	$106	22.0%	$383	$89	23.2%

	Full Year 2023			Full Year 2022
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,748	$439	25.1%	$1,381	$325	23.5%
Acquisition-related amortization expense	161	40	24.8%	166	40	24.1%
Business restructuring-related costs, net(b)	43	9	20.9%	75	19	25.3%
Impairment and other related charges, net(c)	160	—	—%	245	31	12.7%
Portfolio optimization(d)	53	(7)	(13.2%)	10	(2)	(20.0%)
Environmental remediation charges(e)	30	7	23.3%	—	—	—%
Argentina currency devaluation losses(f)	20	(4)	(20.0%)	—	—	—%
Insurance recoveries(g)	(16)	(4)	25.0%	—	—	—%
Pension settlement charge(h)	190	46	24.2%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$2,389	$526	22.0%	$1,877	$413	22.0%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income.
(c)In the fourth quarter 2023, the company recorded impairment and other related charges due to a non-cash goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses. In 2022, the company recorded impairment and other related charges due to the wind down of the company's operation in Russia.
(d)Portfolio optimization includes losses on the sale of non-core assets, including the losses recognized on the sales of the company's European and Australian Traffic Solutions businesses in the fourth quarter 2023, which are included in Other charges/(income), net in the consolidated statement of income, accelerated amortization expense recognized related to the exit of a non-core business, which is included in Amortization in the consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which is included in Cost of sales, exclusive of depreciation and amortization in the consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense in the consolidated statement of income.
(e)Environmental remediation charges represent environmental remediation costs at certain legacy PPG manufacturing sites. These charges are included in Other charges/(income), net in the consolidated statement of income.
(f)In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net in the consolidated statement of income.
(g)In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. In the fourth quarter 2023, the company received reimbursement for a previously approved insurance claim under a policy covering legacy asbestos-related matters. These insurance recoveries are included in Other charges/(income), net in the consolidated statement of income.
(h)In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2023	2022	2023	2022
Net sales	$4,350	$4,185	$18,246	$17,652
Cost of sales, exclusive of depreciation and amortization	2,531	2,623	10,745	11,096
Selling, general and administrative	1,114	955	4,222	3,842
Depreciation	104	92	391	388
Amortization	46	41	167	166
Research and development, net	111	108	433	448
Interest expense	57	53	247	167
Interest income	(44)	(20)	(140)	(54)
Impairment and other related charges, net	160	15	160	245
Pension settlement charge	—	—	190	—
Other charges/(income), net	79	(1)	83	(27)
Income before income taxes	$192	$319	$1,748	$1,381
Income tax expense	89	73	439	325
Income from continuing operations	$103	$246	$1,309	$1,056
Loss from discontinued operations, net of tax	—	—	—	(2)
Net income attributable to controlling and noncontrolling interests	$103	$246	$1,309	$1,054
Net income attributable to noncontrolling interests	(13)	(8)	(39)	(28)
Net income (attributable to PPG)	$90	$238	$1,270	$1,026

Amounts attributable to PPG:
Income from continuing operations, net of tax	$90	$238	$1,270	$1,028
Loss from discontinued operations, net of tax	—	—	—	(2)
Net income (attributable to PPG)	$90	$238	$1,270	$1,026

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$0.38	$1.01	$5.38	$4.35
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income (attributable to PPG)	$0.38	$1.01	$5.38	$4.34

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$0.38	$1.01	$5.35	$4.33
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income (attributable to PPG)	$0.38	$1.01	$5.35	$4.32

Average shares outstanding	236.2	235.5	236.0	236.1

Average shares outstanding - assuming dilution	237.3	236.6	237.2	237.3

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Twelve Months Ended December 31
	2023	2022
Cash from operating activities - continuing operations	$2,411	$963
Cash used for investing activities:
Capital expenditures	$549	$518
Business acquisitions, net of cash balances acquired	109	$114
Financing activities:
Dividends paid on PPG common stock	$598	$570

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2023	2022
Current assets:
Cash and cash equivalents	$1,514	$1,099
Short-term investments	75	55
Receivables, net	3,279	3,303
Inventories	2,127	2,272
Other current assets	436	444
Total current assets	$7,431	$7,173

Current liabilities:
Short-term debt and current portion of long-term debt	$306	$313
Accounts payable and accrued liabilities	4,467	4,087
Current portion of operating lease liabilities	194	183
Restructuring reserves	87	138
Total current liabilities	$5,054	$4,721

Long-term debt	$5,748	$6,503

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2023	2022
Operating Working Capital(a)	$2,645	$2,830
As a percent of quarter sales, annualized	15.2%	16.9%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2023	2022	2023	2022
Net sales
Performance Coatings	$2,615	$2,490	$11,164	$10,694
Industrial Coatings	1,735	1,695	7,082	6,958
Total	$4,350	$4,185	$18,246	$17,652

Segment income
Performance Coatings	$325	$272	$1,709	$1,399
Industrial Coatings	230	155	966	643
Total	$555	$427	$2,675	$2,042

Items not allocated to segments
Corporate	(100)	(52)	(340)	(218)
Interest expense, net of interest income	(13)	(33)	(107)	(113)
Impairment and other related charges, net(a)	(160)	(15)	(160)	(245)
Business restructuring-related costs, net(b)	(16)	(8)	(43)	(75)
Portfolio optimization(c)	(31)	—	(53)	(10)
Environmental remediation charges(d)	(30)	—	(30)	—
Argentina currency devaluation losses(e)	(20)	—	(20)	—
Insurance recoveries(f)	7	—	16	—
Pension settlement charge(g)	—	—	(190)	—
Income before income taxes	$192	$319	$1,748	$1,381

(a)
In the fourth quarter 2023, the company recorded impairment and other related charges due to goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses. In 2022, the company recorded impairment and other related charges due to the wind down of the company's operation in Russia.
(b)
Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income.
(c)
Portfolio optimization includes losses on the sale of non-core assets, including the losses recognized on the sales of the company's European and Australian Traffic Solutions businesses in the fourth quarter 2023, which are included in Other charges/(income), net in the consolidated statement of income, accelerated amortization expense recognized related to the exit of a non-core business, which is included in Amortization in the consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which is included in Cost of sales, exclusive of depreciation and amortization in the consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense in the consolidated statement of income.

(d)
Environmental remediation charges represent environmental remediation costs at certain legacy PPG manufacturing sites. These charges are included in Other charges/(income), net in the consolidated statement of income.
(e)
In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net in the consolidated statement of income.

(f)
In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. In the fourth quarter 2023, the company received reimbursement for a previously approved insurance claim under a policy covering legacy asbestos-related matters. These insurance recoveries are included in Other charges/(income), net in the consolidated statement of income.
(g)
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.